Exhibit 10.14

Amendment No. 1 to Service Agreement

This Amendment No. 1 to Service Agreement (“the “Amendment”) is made and entered into effective as of March 21, 2022 (the “Amendment Effective Date”) by and between InCube Labs, LLC, a Delaware limited liability company (“InCube”), and Rani Therapeutics, LLC, a California limited liability company (“Rani”), each a “Party” and collectively the “Parties.”

WHEREAS, the Parties entered into a Service Agreement effective as of January 1, 2021 (the “Service Agreement”) for the purpose of providing and/or receiving certain services between the Parties; and

WHEREAS, the Parties desire to amend the Service Agreement to address the provision and/or receipt of certain occupancy services;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and intending to be bound hereby, the Parties agree as follows:

1.
Defined Terms. Capitalized terms used but not defined in this Amendment shall have the meanings assigned to such terms in the Service Agreement.

2.
Occupancy Services. Section 1.1 of the Service Agreement is hereby amended by deleting the current Section 1.1 of the Service Agreement and replacing with the following new Section 1.1:

“1.1 Provider may allow Recipient and/or its affiliates to occupy a portion of one or more of Provider’s facilities (“Occupancy Services”). Herein, the portion of each facility agreed upon with respect to Occupancy Services is referred to as the “Premises”, the portion of each Premises which will be exclusive to Recipient or its affiliates is referred to as the “Exclusive Portion”, and the portion of the Premises which will be shared with Provider or its affiliates or other tenants is referred to as the “Shared Portion”. The following subsections in this Section

1.1 shall apply to each Premises for which Occupancy Services are provided.

1.1.1
So long as there is no Event of Default with Recipient as the Breaching Party, Recipient will have access to the Premises twenty-four (24) hours a day, seven (7) days a week throughout the Term to use the Premises for any use permitted to Provider under its lease for the Premises.

1.1.2
Recipient will not permit the existence, maintenance, or commission, of any act, omission, or condition at the Premises by Recipient or its employees, agents, invitees, contractors, or vendors (“Recipient’s Invitees”), that may constitute a nuisance, unlawful acts, or unreasonable annoyance to other persons at or neighboring the Premises.

1.1.3
To the extent that Provider is not timely reimbursed by insurance proceeds, Recipient will reimburse Provider for the cost of repairing damage caused by the acts or omissions of Recipient or Recipient’s Invitees, including an increase in the cost of insurance resulting from the damage, if applicable. If Provider is subsequently reimbursed by insurance, the parties will reconcile the proceeds.

1.1.4
Recipient agrees at all times during the Term, at its own expense, to maintain the Exclusive Portion in good and tenantable condition. Provider agrees that the Premises and Exclusive Portion will be in good and tenantable condition as of the commencement date of the Occupancy Services.

Recipient agrees at all times during the Term, at its own expense, to maintain (including repairing) any item installed or provided for the exclusive use or benefit of Recipient, including as applicable and without limitation any equipment, backup generator, HVAC system, special flooring, fiber and other cabling, phone equipment, and data equipment, to the extent Provider is obligated to do so under its lease for the Premises.

1.1.5
Recipient will not make alterations to the Premises without the prior written consent of Provider, which consent will not be unreasonably withheld, conditioned or delayed. Any alterations made by Recipient will be in accordance with applicable laws, rules, codes and regulations of the city, county and state in which the Premises are located.

1.1.6
Recipient will not allow the Premises to be used by it or Recipient’s Invitees in any manner that will harm or impair the structural strength of any building, nor allow to be installed or operated on the Premises any machinery or apparatus whose size, weight, vibration, or other aspect would harm or impair the structural strength of the building. Recipient will not place a heavy load upon the floor or roof of any building at the Premises without Provider’s prior written consent. Machines and mechanical equipment used by Recipient which cause vibration or noise that may be transmitted to or within any building structure to such a degree as to be reasonably objectionable to Provider will be placed and maintained by Recipient at its expense in a manner to prevent/eliminate such vibration or noise.

1.1.7
Recipient will comply, at its sole cost, with any laws, regulations, ordinances, codes, certificate of occupancy, certificate of compliance, permit, easement, condition, covenant or restriction covering or affecting Recipient’s use or occupancy of the Premises (for clarity, this paragraph applies to Recipient’s use, and does not create an obligation on Recipient to bring the Building or Premises into compliance with applicable laws, regulations, codes, etc.).

1.1.8
Recipient will comply, at its sole cost, with all restrictions imposed by any insurance company insuring the Premises, to the extent that the restrictions concern Recipient’s use or occupancy of the Premises.

1.1.9
Recipient will comply with all restrictions reasonably imposed by Provider in light of its obligations under its lease for the Premises.

1.1.10
Recipient will, at its sole cost, make any alteration, addition, or change to the Premises as may be required as a result of Recipient’s application or registration for any permit or governmental approval, subject to Provider’s prior approval. Provider may elect to make same, in which case Recipient will reimburse Provider promptly upon demand for all costs of Provider’s making same.

1.1.11
Provider will be under no obligation to make any repairs, alterations, renewals, replacements or improvements to and upon the Premises or the mechanical equipment serving the Premises at any time except as this Agreement expressly provides.

1.1.12
Provider will obtain any consent(s) or permission(s) required under its lease(s) to permit the Occupancy Services.

3.
Shared Costs. Section 1.2 of the Service Agreement is hereby amended by deleting the current Section 1.2 of the Service Agreement and replacing with the following new Section 1.2:

“1.2 With respect to each Premises, if specified in the Appendix applicable to such Premises, the Parties shall share certain costs paid by the Parties for the operation of the Premises (“Shared Costs”) as set forth herein for the period that Recipient utilizes the Occupancy Services at the Premises.

1.1.1 Third-party services. Shared Costs will include sums expended for continuing third party services such as (without limitation): security services; janitorial services; and landscape maintenance services.

1.1.2 Office supplies. Shared Costs will include sums expended for office supplies including (without limitation): writing utensils; writing paper and books; printing and copying paper; printer toner and ink; kitchen supplies; restroom supplies; and decorations (including seasonal).

1.1.3 Shared Costs shall not include costs specific to one Party’s business operations, which costs shall be borne solely by that Party.

4.
Exhibit A. Exhibit A of the Service Agreement is hereby amended to:

a)
Delete “Not applicable” for the Obligations; Charges for Occupancy Services and replace it with “See attached appendices.”;

b)
Delete “Not applicable” for the Obligations; Charges for Shared Costs and replace it with “See attached appendices.”; and

c)
Incorporate into, and attach to, Exhibit A of the Service Agreement the items attached to this Amendment as Appendix 1 and Appendix 2

d)
Delete the sections entitled “Administrative,” “Personnel (other than Administrative)” and “Special” and to replace them with the following:

“- Either Rani or InCube may provide to the other Administrative Services, Personnel Services and/or Special Services upon request and subject to availability of resources.

- For any such Services performed by Provider, Provider can invoice the Recipient for services performed based on a formula: Invoiced Amount = Actual Hours x Hourly Billing Rate based on a formula; or based on an agreed percentage of full-time equivalent (FTE) time.

– For any such Services performed by a Subcontractor of Provider, Provider can invoice Recipient the amount paid to the Subcontractor, without markup.

- For any Out-of-Pocket Costs related to the performance of any such Services, Provider can invoice Recipient the amount of such Out-of-Pocket Costs, without markup.”

5.
Indemnification. Section 9 of the Service Agreement is hereby amended to add the following as Section 9.3:

“9.3 Recipient (as tenant) will indemnify and hold Provider (as landlord) harmless from any Losses incurred or suffered by Provider arising from the bringing, allowing, using, permitting, generating, creating, emitting or disposing of toxic materials if by Recipient or its invitees or agents during the Term even if discovered after the Term. Recipient’s indemnification and hold harmless obligations include, without limitation, Losses (i) resulting from or based upon administrative, judicial (civil or criminal), or other action, legal or equitable, brought by any private or public person under common law or any federal, state, county or municipal law, ordinance or regulation, and (ii) pertaining to the cleanup or containment of toxic materials, the identification of the pollutants in toxic materials, the identification of the scope of any environmental contamination, the removal of pollutants from soils, riverbeds or aquifers, the provision of an alternative public drinking water source, or the long term monitoring of ground water and surface waters. Recipient will comply, at its sole cost, with all laws pertaining to such toxic materials. Recipient’s hold harmless and indemnity obligations hereunder will survive the expiration or termination of this Agreement.”

6.
Termination. Section 11.2.2 of the Service Agreement is hereby amended and restated as follows:

“11.2.2 The term of Occupancy Services for each Premises shall be as set forth in the applicable Appendix to Exhibit A for such Premises, and any termination of this Agreement shall not terminate Occupancy Services for a Premises unless termination of this Agreement is for uncured Event of Default regarding Occupancy Services at such Premises, in accordance with Section 11.4.3; otherwise, Occupancy Services shall survive termination of this Agreement until the expiration of the term for the applicable Premises and the terms of this Agreement shall continue to apply thereto during such period. Recipient may terminate any of the other services, but not all services, upon sixty (60) days’ notice to Provider prior to any performance of that service; Recipient will reimburse Provider for actual non-recoverable costs arising prior to termination of that service, which costs arose when, and to the extent that, Provider reasonably obtained or contracted in advance for personnel, resources, supplies, and/or materials reasonably needed to perform that terminated service.”

7.
Miscellaneous. This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. This Amendment may be executed by electronic signatures (e.g., using DocuSign or e-SignLive) or signatures transmitted by electronic means (e.g., facsimile, email, pdf format), each of which shall be deemed a valid and enforceable signature and means of delivery. Neither Party may assign or otherwise transfer this Amendment except in connection with a permitted assignment of the Service Agreement. Subject to the foregoing, this Amendment shall bind and inure to the benefit of the Parties hereto and their successors and assigns. This Amendment shall be governed by the laws of the state of California without reference to conflict of laws principles. Resolution of any dispute under or related to this Amendment shall be subject to and handled in accordance with the dispute resolutions set forth in Section 15 of the Service Agreement. This Amendment, together with the Service Agreement, contains the entire understanding and agreement between the Parties with respect to the subject matter hereof. Headings are included for convenience only and shall not be used in interpreting this Amendment. If any provision of this Amendment is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law. Any failure to enforce any provision of this Amendment shall not constitute a waiver thereof or of any other provision. This Amendment may not be amended, nor any obligation waived, except by a writing signed by both Parties hereto.

[signature page immediately follows]

IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed by its duly authorized representative.

InCube Labs, LLC		Rani Therapeutics, LLC

By:	/s/ Mir Imran	By:	/s/ Svai Sanford
Name:	Mir Imran	Name:	Svai Sanford
Title:	Chairman and CEO	Title:	Chief Financial Officer

Appendix 1 to Exhibit A – Occupancy Services for 518 Sycamore Dr.

1.
PROVIDER: InCube Labs, LLC
2.
RECIPIENT: Rani Therapeutics, LLC
3.
PREMISES: Approximately 11,331 square feet of 20,626 square feet within a building (the “Building”) located at 518 Sycamore Dr., Milpitas, CA
4.
COMMENCEMENT: The occupancy shall have an effective date of March 21, 2022.
5.
OCCUPANCY: Recipient shall occupy on an exclusive basis the portion of the Building that constitutes the Premises, and Recipient shall share use of the common areas of the Building (e.g., two restrooms, kitchen, and lobby) with Provider.
6.
RENT: Recipient shall pay $28,327.50 ($2.50 per square foot) per month for the initial term. Rent shall be subject to a five percent (5%) increase for each renewal term, if applicable. Provider can invoice on a monthly basis.
7.
PARKING: Recipient shall have the right to use 46 parking spaces on site at no cost for the duration of the Occupancy Services for the Premises.
8.
USE: The Premises shall be used and occupied for general office, research and development, light manufacturing, and any such other purposes as are permitted under Provider’s lease.
9.
TERM: The initial term shall be March 21, 2022 through February 28, 2023. Recipient shall have the right to renew the term for twelve months (March 1, 2023 through February 29, 2024) upon not less than nine (9) months prior written notice and subject to the landlord’s approval of the extension period for Provider. If the initial term is renewed, Recipient shall have a second right to renew the term for an additional twelve months (March 1, 2024 through February 28, 2025) upon written notice given not less than nine (9) months prior to the end of the first renewal term.
10.
OPERATING EXPENSES: Recipient shall pay a common area maintenance charge of $0.25 per square foot per month, which is subject to true up (based on Recipient’s pro rata percentage of the overall leased space (“Recipient’s Share”)) and landlord adjustment. Any adjustment to the charge by the landlord will be passed through based on Recipient’s Share.
11.
SHARED COSTS: Recipient shall bear Recipient’s Share and Provider shall bear Provider’s Share of third- party service Shared Costs, except that the cost of office supplies shall be shared between Provider and Recipient based on estimated usage, considering the number of people of each party in the Building utilizing office supplies and the nature of the work performed by each party in the Building.
12.
STORAGE: Provider rents certain storage space near the Premises. Recipient shall have a right to utilize such storage space and agrees to pay the rental fee for such storage space for the current two-year term.
13.
EQUIPMENT: Provider will permit Recipient to use the equipment located at the Premises (for clarity, excluding equipment in the Building used within the business of Modulus in the ordinary course) without additional charge, including without limitation, lab tables, microscopes, and other equipment (ovens, etc.), cubicles, monitors, docking stations, and printers.

Appendix 2 to Exhibit A – Occupancy Services for 12500 Network Blvd

1.
PROVIDER: InCube Labs, LLC
2.
RECIPIENT: Rani Therapeutics, LLC
3.
PREMISES: Approximately 20,773 square feet located at 12500 Network Blvd, Suite 112, San Antonio, TX
4.
COMMENCEMENT: The occupancy shall have an effective date of March 21, 2022.
5.
OCCUPANCY: Provider and Recipient shall share the Premises such that each shall have equal and undivided use of the entirety of the Premises and the machinery and equipment located thereon.
6.
RENT: Provider and Recipient shall each bear a portion of the rent due under Provider’s lease for the Premises at a ratio of eighty percent (80%) by Recipient (“Recipient’s Share”) and twenty percent (20%) by Provider (“Provider’s Share”). Provider can invoice on a monthly basis.
7.
PARKING: Recipient shall have pro-rata use of the parking on site at no cost for the duration of the Occupancy Services for the Premises.
8.
USE: The Premises shall be used and occupied for general office, research and development, light manufacturing, and any such other purposes as are permitted under Provider’s lease.
9.
TERM: The term of Occupancy Services shall continue until terminated by either Party upon not less than six (6) months’ prior written notice.
10.
OPERATING EXPENSES: Recipient shall pay as additional rent Recipient’s Share of common area operating expenses, including taxes, insurance, utilities, and repair and maintenance of the Premises and common area, payable and paid by Provider under its lease for the Premises. Notwithstanding the foregoing, if any payment of Rent or Operating Expenses is specifically attributable to either Recipient’s or Provider’s operation or use of the Premises (for example, a late fee charged because such party is late in making payment), then the Party causing such payment shall be solely responsible for such payment.
11.
SHARED COSTS: Recipient shall bear Recipient’s Share and Provider shall bear Provider’s Share of Shared Costs.
12.
ADJUSTMENT: In the event a Party believes that the relative usage of the Premises by the Recipient and Provider has meaningfully changed, then upon request of either Recipient or Provider the Parties shall discuss in good faith whether to adjust the relative percentage (i.e., Recipient’s Share and Provider’s Share) of Rent, Operating Expenses and/or Shared Costs payable by each Party thereafter. No such adjustment shall be made, however, unless mutually agreed upon by the Parties.